EXHIBIT 23.5

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

I hereby consent to the use of my name and any references to me as a person expected to be appointed as a director of K-Sea GP LLC, a Delaware limited liability company and the general partner of K-Sea GP Holdings LP, a Delaware limited partnership (the “Partnership”), in the Registration Statement of the Partnership on Form S-1, and any and all amendments or supplements thereto, to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Dated: July 2, 2008

/s/ David S. Harris
David S. Harris